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                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is executed as of the 31st day of August, 1998, by and between ADVANCED SWITCHING COMMUNICATIONS, INC., a Delaware corporation ("Employer") and ASGHAR D. MOSTAFA ("Executive"), an individual resident of Virginia.

                              W I T N E S S E T H:

     WHEREAS, the Executive has been the Chief Executive Officer of Employer since the inception of ADVANCED SWITCHING COMMUNICATIONS, INC. and will benefit in a significant way if the Employer continues to retain the services of Executive for the future and accordingly the parties hereto have determined it to be in their mutual best interest to enter into this Employment Agreement; and

     WHEREAS, Executive is employed hereunder by Employer in a confidential relationship wherein Executive, in the course of Executive's employment with Employer, has and will continue to become familiar with and aware of information as to Employer's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by Employer, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to Employer; this information is confidential, proprietary and a trade secret of Employer and constitutes the valuable goodwill of Employer.

     NOW, THEREFORE, in consideration of the covenants and conditions hereinafter stated, and intending to be legally bound, the parties hereto agree as follows:

          1. EMPLOYMENT: Employer hereby employs Executive and Executive hereby accepts employment upon the terms and conditions set forth herein.

          2. TERM: Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the date set forth above and shall continue indefinitely until terminated as herein provided.

          3. COMPENSATION:

             a. BASE SALARY: For services rendered by Executive under this Agreement, the Employer shall pay to the Executive base salary at the rate of $150,000.00 per year, payable in bi-monthly installments consistent with Employer's customary payroll practices ("Base Salary"). Upon completion of the Milestone (as defined in the Securities Purchase and Stockholders Agreement (the "Purchase Agreement"), of even date herewith, by and among Employer, Executive, Mostafa Investments Limited Partnership, a Virginia limited



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partnership, and Baker Communications Fund, L.P., a Delaware limited partnership), the Base Salary shall be increased to the rate of $200,000.00 per year, or such higher amount as a majority of the members of the Board of Directors of Employer (the "Board") shall determine. The Board shall consider the recommendation of the compensation committee of the Board (the "Compensation Committee") in making such determination. Said Base Salary is subject to annual increases as approved by consent of the majority of the members of the Board. The Board shall consider the recommendation of the Compensation Committee in making such determinations.

          b. BONUSES: In addition to Base Salary, upon completion of the Milestone and in subsequent fiscal years thereafter, Executive shall be eligible to receive bonuses, not less than annually, as determined by consent of the majority of the members of the Board. The Board shall consider the recommendation of the Compensation Committee in determining such bonus amounts.

          c. EXPENSES: In addition to Base Salary and Bonuses, Employer shall reimburse Executive for all reasonably necessary business expenses actually incurred by him in the performance of his duties, including, without limitation, expenses for travel, meals, entertainment and other miscellaneous business expenses in accordance with Employer's standard policy. Executive shall submit to Employer written itemized expense accounts and such additional substantiation and justification as Employer may reasonably request on account of such expenses in any form required by Employer. Employer shall furnish Executive with a credit card in the account name of Employer, which card may be used for such reasonable and necessary expenses as described above.

          d. RETIREMENT PLAN. The Employer agrees to maintain a 401(k) retirement plan which includes Executive, or a similar plan, which is reasonably acceptable to Executive.

          e. OTHER EXECUTIVE BENEFITS. Executive shall be provided with such other benefits as are made available to other executives of the Employer, including but not limited to, medical and permanent disability insurance.

      4. DUTIES: Executive is engaged for the purpose of (i) performing services as the President, Chief Executive Officer and Chairman of the Board of Employer and shall be responsible for directing the daily business of the Employer, subject only to the control of the Board, and (ii) such other duties as shall be agreed upon by Executive and Employer in writing. Executive shall faithfully adhere to, execute and fulfill all policies established by the Board.

     5. EXTENT OF SERVICES: Executive shall devote substantially his entire time, and best efforts, to the performance of his duties hereunder and to promote and further the business of Employer. This paragraph shall not be construed so as to prevent the Executive from, in a manner not inconsistent with this Agreement, investing or managing his assets and

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those of his family, in such form or manner as will not require any substantial services on the part of the Executive or in the operation of the affairs of the companies or businesses in which such investments are made.

          6. WORKING FACILITIES: The Executive shall be furnished with appropriate working facilities and tools necessary for the proper performance of his duties.

          7. BUSINESS CONDUCT OF THE EXECUTIVE. Executive shall be free to engage in other business interests and investments, as long as (a) Executive devotes his full time and attention and best efforts in a professional manner to the business of Employer, in a manner consistent with Executive's duties under Sections 4 and 5 hereof, (b) such other business interests and investments will not require Executive's services in the operation or affairs of the companies or enterprises in which such investments are made, and (c) such business interests or investments do not violate any other provisions of this Agreement, including, without limitation, Section 8 hereof.

          8. RESTRICTIVE COVENANTS/PROTECTION OF PROPRIETARY INFORMATION:

             a. INTENT. The parties hereto recognize that Executive's knowledge and skill are a material factor in inducing the Employer to enter into this Agreement. Further, in the course of his employment, and because of the nature of his responsibilities, Executive will acquire valuable and confidential information and trade secrets with regard to the Employer's business operation, including, but not limited to, Employer's existing and contemplated services and products, documentation, technical data, intellectual property and other proprietary information, business and financial methods and practices, plans, pricing, lists of Employer's customers and prospective customers, methods of obtaining customers, financial and operational data of Employer's present and prospective customers, and the particular business requirements of the Employer's present and prospective customers. In addition, Executive may develop on behalf of the Employer, a personal acquaintance with some of the Employer's customers and prospective customers. As a consequence, Executive will occupy a position of trust and confidence with respect to the Employer's affairs and its services. In view of the foregoing, and in consideration of the remuneration paid and to be paid to the Executive, Executive agrees that it is reasonable and necessary for the protection of the goodwill and business of Employer that Executive make the covenants contained in Sections 8(b), 8(c) and 8(d) below regarding the conduct of Executive during and after his employment relationship with the Employer, and that the Employer will suffer irreparable injury if Executive engages in conduct prohibited thereby.

             b. NON-COMPETITION. Executive covenants and agrees that during the term of this Agreement and for a period of two (2) years from the termination of his employment (the "Non-Compete Period"), he will not, within the United States, directly or indirectly, as principal, agent, owner, joint venturer, investor, employee, officer, director, shareholder, partner, member, advisor or consultant, engage in any business activity for any business organization other than Employer which (i) develops, manufactures, markets and sells a product or service


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which competes with a product or service developed, manufactured, marketed or sold by Employer prior to termination of Executive's employment and which product or service is service enabling, carrier class switching, concentration and multiplexing equipment, or a related product or service, and is sold or marketed to network access and service providers; or (ii) engages in any other business in which Employer is engaged prior to the termination of Executive's employment or for which Employer had, prior to the termination of Executive's employment, developed a written business plan to conduct such business. Notwithstanding the foregoing, Executive may acquire, as an investment, not more than 2% of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter. It is specifically agreed that the period of two (2) years constituting the Non-Compete Period shall be computed by excluding from such computation any time during which Executive is in violation of this Section 8.

     c. NON-SOLICITATION. During the Non-Compete Period, Executive shall not, directly or indirectly, (i) solicit, in competition with Employer, any person, group or class of persons who at any time either during the term of the Agreement or during the Non-Compete Period is a customer of Employer, the loss, diminution or moderation of which would be detrimental to Employer; (ii) solicit or recruit, directly or indirectly, any employee of Employer for the purpose of being employed by Executive, directly or indirectly, or by any competitor of Employer on behalf of which Executive is acting as an agent, representative, owner, investor or employee; (iii) interfere, for a purpose or in a manner that would be detrimental to Employer, with the Employer's relationship with any organization or individual which was a provider of services or products to Employer during Executive's employment with Employer; or (iv) assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this
Section 8(c) if such activity were carried out by Executive. Executive shall have no liability to Employer under this Section 8(c) if Executive is not engaged in a business in competition with Employer in violation of Section 8(b) hereof and does not, directly or indirectly, affirmatively solicit customers or employees of, or providers of services or products to, the Company inconsistent with the provisions of this Section 8(c).

     d.  CONFIDENTIALITY.

          (i) EMPLOYER'S INFORMATION. Executive agrees that any and all of Employer's confidential and proprietary information, including, but not limited to, the matters contained in Section 8(a) above, including all intellectual property rights therein, are and shall remain the sole and exclusive property of Employer. While in the employ of Employer, or at any time thereafter, Executive will not, directly or indirectly, communicate or divulge to or use for the benefit of himself or any other person, firm, association or corporation, any of Employer's trade secrets or confidential information, including, by way of illustration, the matters contained in Section 8(a) above, or which were communicated to or otherwise learned of or acquired by Executive in the course of his employment with Employer, except that Executive may disclose such matters to the extent that disclosure is required, (i) in the course of his employment with Employer or

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(ii) by a court or governmental agency of competent jurisdiction without proof of specific damages. Executive will not use such trade secrets or confidential information in any way or in any capacity other than as an Executive of the Employer and to further the interest of the Employer.

          (ii) OTHER INFORMATION. Executive shall not, directly, or indirectly, communicate or divulge to or use for the benefit of himself or any other person, firm, association or corporation, including Employer, any confidential, trade secret or other proprietary information as set forth in Section 8(a), which Executive may have obtained from another person, the disclosure of which Executive knows or has reason to know would violate the terms of any non-disclosure or confidentiality agreement between Employer and such other person, or the disclosure of which Executive has reason to know is otherwise prohibited.

     e. BLUE PENCIL: In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of Executive and Employer that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

     9. VACATION: Executive shall be entitled to receive such paid vacation during each year of this Agreement, while employed full time as the Employer shall approve from time to time, but in any event not less than three (3) weeks per year. Vacation shall be taken at such time or times as will not unreasonably hinder or interfere with Executive's representation of the Employer's customers or Executive's role in the business or operations of Employers.

     10. DISABILITY: Executive's disability and/or sick leave shall be covered by the usual and customary policies and procedures of Employer.

     11.  TERMINATION:

          a. WITH CAUSE: Employer may, at any time, terminate this Agreement "with cause" which includes:

               (i) Executive's conviction of, or plea of guilty or nolo contendere to, a felony or a crime of falsehood or involving moral turpitude;

               (ii) Executive's (a) perpetration of a fraud or (b) perpetration of other act or acts of dishonesty against Employer or any Affiliate of Employer (as defined in the Purchase Agreement), provided such other act or acts resulted, directly or indirectly, in personal gain or enrichment to Executive or any other person at Employer's or its Affiliate's expense;


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          (iii)     Executive's breach of the provisions of Section 8 hereof;

          (iv) The willful failure by Executive to substantially perform his duties to Employer, specifically excluding a failure resulting from the Executive's disability (as defined below), for a period of one hundred twenty (120) days following written notice to Executive from the Board specifying such failure and demanding the performance of such specified duties. Notwithstanding the foregoing, the Executive's conduct or failure to act will not be considered willful and his Employment shall not be terminated pursuant to this subparagraph (iv) if such failure to perform took place as a result of:

                    (A) Any act or omission believed by the Executive, in good faith, to have been in or not opposed to the best interests of Employer; or

                    (B) Any act or omission in respect of which a determination could properly be made that Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under Employer's bylaws or the laws of the State of Delaware, or the directors and officers' liability insurance of Employer, in each case as in effect at the time of such act or omission.

     If Executive's Employment is terminated with cause, Employment shall not be considered to be terminated with cause unless he shall have received a copy of a resolution approved by not less than sixty percent (60%) of the members of the Board (adopted at a meeting of the Board called and held for such purpose following reasonable notice to Executive and providing Executive and his counsel an opportunity to be heard) finding that Executive is guilty of conduct described in (i), (ii), (iii) or (iv) above and specifying the same in detail. Executive shall nevertheless be entitled to (i) receive accrued Base Salary and Bonuses through the date of such termination and (ii) receive the payments and benefits to which he is then entitled under the Executive benefit plans of Employer or any Affiliate thereof as of the date of his termination.

     b.   WITHOUT CAUSE; GOOD REASON:

      (i) WITHOUT CAUSE. Executive may terminate this Agreement voluntarily, which termination shall be without cause, upon sixty (60) days written notice to Employer. In such event, Executive shall continue to render his services up to the date of termination. Executive may also terminate for Good Reason.



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(ii) GOOD REASON. Executive may terminate this Agreement for Good Reason (as defined below), upon written notice to Employer within sixty (60) days after Executive knows or has reason to know of the occurrence of any event which would constitute Good Reason, and Executive's notice under this
     Section 8(b)(ii) shall specify in reasonable detail the event which would constitute Good Reason. In the event the Good Reason is for events or circumstances described in items (a) or (b) below, Employer shall have thirty (30) days following receipt of such written notice from Executive to effect a cure of the circumstance constituting Good Reason, and, upon cure thereof by Employer (which cure shall be retroactive with respect to any monetary matter), such event shall no longer constitute Good Reason.

     As used herein, "Good Reason" shall mean the following: (a) if not approved by Executive by written amendment to this Agreement, the assignment to Executive of any duties inconsistent in any material respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities; (b) if not approved by Executive in his capacity as member of the Board, any change in the location of the performance of such duties, such that Executive is required to travel or commute a substantially greater distance than he does prior to the change; (c) establishment of a Base Salary for Executive which is less than provided for in this Agreement, or failure to pay the same other than an isolated, inadvertent or insubstantial failure, not occurring in bad faith; (d) any purported termination of Executive's employment by Employer, other than as specifically set forth herein; or (e) a change of control of Employer, but only during the sixty (60) day period beginning sixty (60) days after such a change of control. "Change of control" shall mean the acquisition by a person (other than a person or group of persons that beneficially own an equity interest in Employer on the date hereof, including Purchaser (as defined in the Purchase Agreement) or any person controlled thereby), of more than 50% control of the voting securities (which shall include any securities entitled to vote as if such securities were common shares of Employer) of Employer as a result of a sale of voting securities after the date hereof by the persons who, on the date hereof, have a beneficial interest in such voting securities (other than as a result of a public offering by Employer), or (ii) the approval by the


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                    shareholders of Employer of a reorganization, merger or
                    consolidation, sale or other disposition of all or substantially all of the assets of Employer (other than a merger (A) in which Employer is the surviving Company, or
                    (B) which involves only a change in Employer's state of incorporation);

               c. DEATH OR DISABILITY: This Agreement shall automatically terminate upon the death or disability of Executive. In the event of death, this Agreement shall terminate as of the date of death of Executive. In the event of the determination by not less than sixty percent (60%) of the Board of Directors of Employer in good faith that Executive is disabled, it may give Executive notice of its intention to terminate employment and Executive's employment shall terminate thirty (30) days after receipt of such notice by Executive. Disability shall be defined as the absence of the Executive from the Executive's duties with the Employer on a full time basis for one hundred eighty (180) consecutive business days as a result of incapacity due to physical or mental illness. In the event of a death or disability, all amounts due as accrued Base Salary and prorated Bonus through the termination date and deferred amounts due, if any, shall be paid thirty (30) days of the termination date as a lump sum payment.

          12.  OBLIGATIONS OF EMPLOYER UPON TERMINATION.

               (a) BENEFITS UPON TERMINATION. For two (2) years after Executive's date of termination for Good Reason or pursuant to Section 11(c) hereof, or such longer period as may be provided by the terms of the appropriate insurance and other benefits plan, program, practice or policy, Employer shall continue such benefits to Executive and/or Executive's family at least equal to those which would have been provided to him or them in accordance with the insurance or benefits plan of Employer as if Executive's employment had not been terminated, provided, however, that if Executive becomes reemployed with another employer and is eligible to receive insurance or other benefits under another employer, the medical and/or other insurance benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

               (b) SALARY UPON TERMINATION. If the Executive shall terminate employment for Good Reason, then in addition to other amounts which may otherwise be due to Executive hereunder, the Employer shall pay to the Executive in twenty four (24) consecutive, equal monthly installments commencing on the first of the month following Executive's termination, in cash, the aggregate of the following amounts (i) a severance payment equal to the balance due in Base Salary which would be due for three (3) years from the date of termination, with Base Salary computed with respect to the then current annual Base Salary and assuming Minimum Increases; (ii) a payment in respect of termination of his performance Bonus rights equal to two times the average of the annual Bonuses received in the past pursuant to this Agreement; and (iii) any compensation previously deferred by Executive and any accrued vacation pay to the extent not theretofore paid. In the event Employer shall fail to pay amounts due to Executive hereunder within fifteen (30) days of any due date (other


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than an inadvertent failure which is cured by Employer within five (5) days of notice by Executive of such failure to the Chief Operating Officer or the Chief Financial Officer of Employer), then in addition to any other remedy that Executive may have against Employer, including but not limited to the claim for payments due hereunder: (x) all amounts due hereunder shall immediately become due and payable without notice to Employer, and (y) the covenants contained in
Section 8(b) shall be terminated in their entirety.

          (c) NO REQUIREMENT TO MITIGATE. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise, except as otherwise provided therein.

          (d) GROSS UP PAYMENT. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Executive would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by the Executive with respect such excise tax, then the Executive shall be entitled to receive an additional payment ("Gross Up Payment") equal to the amount of the excise tax and penalties related thereto together with any additional excise tax, income taxes and penalties as a consequence of the Gross Up Payment.

          (e) TERMINATION OF PAYMENTS. If, following the termination of his employment with Employer, Executive is found by a court of competent jurisdiction to have materially breached the provisions contained in Section 8 of this Agreement, Employer's obligation to make any further payments or provide any further benefits to Executive pursuant to this Agreement shall be deemed to have terminated as of the date of such material breach and Executive shall be obligated to return any and all payments received since such date.

     13.  REMEDIES:

          (a) INJUNCTIVE RELIEF. In the event of a breach or threatened breach of this Agreement by Executive, Employer shall be entitled, in addition to all other remedies otherwise available to Employer, to an injunction, enjoining and restraining such breach or threatened or intended breach, and the Executive hereby consents to the issuance thereof forthwith in any court of competent jurisdiction without proof of specific damages.

          (b) ATTORNEYS' FEES. In the event that either party shall enforce any part of this Agreement through legal proceedings and the other shall have been in default hereof, such defaulting party agrees to pay to nondefaulting party any costs and attorneys' fees reasonably incurred in connection therewith.

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          14.  CUMULATIVE RIGHTS: All of the rights and remedies of the parties hereto shall be cumulative with, and in addition to, any other rights, remedies or causes of action allowed by law and shall not exclude any other rights or remedies available to either of the parties hereto.

          15. LIFE INSURANCE BENEFITS: During the term of Executive's employment, and as an additional benefit to Executive, Employer agrees to cover Executive under a term life insurance policy in the amount of $1,000,000.00 which will be paid for by Employer but the beneficiary of which will be determined by Executive.

          16. NOTICES: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to his residence in the case of the Executive, or to the principal office in the case of the Employer.

          17. WAIVER OF BREACH: The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

          18. GOVERNING LAW: The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the Commonwealth of Virginia.

          19. SEVERABILITY: In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and shall continue in full force and effect.

          20. ASSIGNMENT: The rights and obligations of Executive under this Agreement are not assignable. The rights and obligations of Employer under this Agreement inure to the benefit and shall be binding upon the successors and assigns of Employer.

          21. SURVIVAL OF PROVISIONS: The provisions of this Agreement set forth in Sections 8 and 11 hereof shall survive termination of employment.

          22. ENTIRE AGREEMENT: This instrument contains the entire agreement of the parties with respect to employment of Executive. It may not be changed orally, but only by agreement in writing, signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought.

          23. ADVICE OF COUNSEL AND CONSTRUCTION. The parties acknowledge that all parties to this Agreement have had the opportunity to be represented by counsel. Accordingly the rule of construction of contract language against the drafting party is hereby waived by all parties.

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IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first above written.



                                                EMPLOYER:

                                                ADVANCED SWITCHING
                                                COMMUNICATIONS, INC., a Delaware
                                                corporation



                                                By: /s/ Ronald Westernik
                                                    ----------------------------
                                                    Ronald Westernik
                                                    Chief Operating Officer



                                                EXECUTIVE:



                                                /s/ ASGHAR D. MOSTAFA
                                                    ----------------------------
                                                    ASGHAR D. MOSTAFA







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